EXHIBIT 99.1

NEWS RELEASE

Contact: Howard Kaminsky, Chief Financial Officer

investorrelations@sportchalet.com

(818) 949-5300 ext. 5728

SPORT CHALET REPORTS THIRD QUARTER

AND NINE MONTH FISCAL 2014 RESULTS

- Most Profitable Quarter in Seven Years with Net Income of $1.5 Million

-Online Sales Increased 22% from Thanksgiving to Christmas

LOS ANGELES – February 3, 2014 – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB), a premier, full service specialty sporting goods retailer, today announced its financial results for the third quarter and nine months ended December 29, 2013.

Third Quarter 2014 Results

The Company reported net income for the third quarter of fiscal 2014 of $1.5 million, or $0.10 per diluted share, compared to a net loss of $1.9 million, or $0.13 per diluted share, in the third quarter of last year. Third quarter 2014 net income represented the highest level of profitability since 2007, and was driven by higher gross margin coupled with lower selling, general and administrative (“SG&A”) expenses.

Sales decreased 2.4% to $95.3 million from $97.6 million in the same period last year. The sales decrease is primarily the result of the prior closure of three underperforming stores which contributed $2.4 million in the same period of the prior year. The sales decrease was also due to an 11.9% sales decrease in the Team Sales Division due to changes in personnel, and a decrease in comparable store sales. These declines were partially offset by the contribution of one new store opened at the end of the first fiscal quarter of 2014 and an increase in online sales (including mobile).

Comparable store sales decreased 1.3% for the third quarter ended December 29, 2013, compared to the same period last year, reflecting an overall soft holiday sales environment that began on a strong note but weakened during the final selling weeks of the year, partially due to a lack of winter weather across the Company’s markets.

Online sales for the third quarter increased 8.9%, compared to the same period last year, with 47.5% of sales originating outside the four states where Sport Chalet has stores. For the period from Thanksgiving through Christmas, online and mobile sales increased 22.0% and 296.0%, respectively, from last year.

Gross profit for the third quarter of 2014 increased $0.8 million, or 3.1%, and as a percent of sales increased to 29.1% from 27.6%, compared to the same period last year. The increase in gross margin primarily reflects a lower level of promotional activity.

SG&A expenses, compared to the same period last year, decreased $2.4 million, or 9.1%, due primarily to lower advertising and labor costs to align with sales trends. As a percent of sales, SG&A decreased to 24.9% from 26.7% in the same period last year.

CEO Commentary

“Sales for the quarter began on an upswing in October and November, followed by a strong start to the holiday selling season as evidenced by our Black Friday Weekend and Cyber Monday sales,” said Craig Levra, Sport Chalet’s Chairman and CEO. “Despite the strong start, winter weather did not materialize in our core Western markets and continues to present a challenge to our business. That said, I am proud of our team of Experts for executing against a well-defined strategy to help mitigate poor winter conditions, and thus we were able to report our most profitable quarter in the past seven years.

“The third quarter is a good illustration of steps we have taken to improve our store performance and reduce our cost structure. Through the closure of underperforming stores, highly-selective staff reductions to align to current sales levels and the renegotiation of certain ongoing contracts, we have reduced our annualized SG&A expenses by $3.2 million. Those savings are evident in our third quarter results, and we are committed to making sure every asset we have contributes profitably to our business.

“We are pleased with the performance of our award-winning next generation store in downtown Los Angeles and our growing online and mobile business. Online sales grew by 8.9%, with 47.5% of sales coming from states outside the four where we have stores. This speaks to the growing popularity of the Sport Chalet brand, our online marketing initiatives and our ability to fuse in-store engagement with online and mobile tools for every customer we serve. Mobile also contributed to our online success as sales increased 180.0%, albeit off a small base, spurred by the launch of a new mobile platform the week before Thanksgiving.”

Nine-Month 2014 Results

For the first nine months of fiscal 2014, sales decreased 3.4% to $263.5 million, from $272.9 million, for the first nine months of the prior fiscal year. Comparable store sales decreased 1.5% in the first nine months of 2014.

Gross profit decreased $3.8 million, or 5.0%, and as a percent of sales decreased to 27.2% from 27.7%, for the first nine months of fiscal 2013.

SG&A expenses decreased $0.6 million, or 0.9%, for the first nine months of 2014. As a percent of sales, SG&A increased to 25.9% from 25.2% in the same period last year.

The Company’s net loss for the first nine months of 2014 was $4.4 million, or $0.31 per diluted share, compared to a net loss of $1.0 million, or $0.07 per diluted share, in the first nine months of fiscal 2013.

Liquidity

On December 29, 2013, the Company utilized $50.4 million of its bank facility and had $20.2 million in availability, $13.2 million above the availability requirement of $7.1 million. Availability fluctuates due to seasonal changes in sales and inventory purchases throughout the year.

Conference Call Info

The Company will host a conference call and audio webcast today, both open to the public, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review its financial results for the third quarter ended December 29, 2013. Investors will have the opportunity to listen to the earnings conference call over the internet through an audio webcast located at http://event.on24.com/r.htm?e=744942&s=1&k=39B1F35C8AB7D133324D8C36C28A8D34. The conference call may also be accessed by dialing either (877) 941-0844 or (480) 629-9835 and entering passcode 4665775. A dial-in replay of the call will be available approximately two hours after the conference call through Midnight Pacific Time on Wednesday, March 5, 2014 by dialing (800) 406-7325 and entering passcode 4665775.

About Sport Chalet, Inc.

Sport Chalet is a premier, full service specialty sporting goods retailer featuring the industry's top sports brands in apparel, footwear, and sports equipment. Founded in 1959 by Norbert Olberz, the company has 51 stores in Arizona, California, Nevada and Utah; an online store at www.sportchalet.com; a Team Sales Division; and offers more than 50 specialty services for the sports enthusiast, including online same day delivery, climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, team sales, gait analysis, baseball/softball glove steaming and lacing, racquet stringing, and bicycle tune-up and repair at its store locations. For more information, visit Sport Chalet at www.sportchalet.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the specific forward-looking statements in this release and the risks associated with each, including the risk that the positive early results of the Company’s new store format may not continue, the negative effect of the economic downturn and the lack of winter weather on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company’s specific market areas, the challenge of maintaining its competitive position, the Company’s ability to manage the growth of its Team Sales Division and online business, the Company’s ability to regain or subsequently maintain compliance with the requirements for continued listing of its common stock, and changes in costs of goods and services. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Sport Chalet, Inc.

Consolidated Statements of Operations

	13 weeks ended		39 weeks ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
	(in thousands, except per share amounts)
Net sales	$95,270	$97,567	$263,520	$272,868
Cost of goods sold, buying and occupancy costs	67,501	70,642	191,793	197,356
Gross profit	27,769	26,925	71,727	75,512

Selling, general and administrative expenses	23,717	26,097	68,140	68,759
Depreciation and amortization	2,035	2,105	6,368	6,215
Income (loss) from operations	2,017	(1,277)	(2,781)	538

Interest expense	565	608	1,651	1,558
Income (loss) before income taxes	1,452	(1,885)	(4,432)	(1,020)

Income tax provision	-	-	2	2
Net income (loss)	$1,452	$(1,885)	$(4,434)	$(1,022)

Earnings (loss) per share:
Basic	$0.10	$(0.13)	$(0.31)	$(0.07)
Diluted	$0.10	$(0.13)	$(0.31)	$(0.07)

Weighted average number of common shares outstanding:
Basic	14,190	14,190	14,190	14,190
Diluted	14,190	14,190	14,190	14,190

Sport Chalet, Inc.

Consolidated Balance Sheets

	December 29,	March 31,
	2013	2013
	(Unaudited)
	(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$4,968	$3,775
Accounts receivable, net	4,975	5,169
Merchandise inventories	111,048	104,255
Prepaid expenses and other current assets	1,770	1,830
Total current assets	122,761	115,029

Fixed assets, net	15,748	18,338
Total assets	$138,509	$133,367

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$39,541	$33,512
Loan payable to bank	45,928	46,324
Salaries and wages payable	4,890	3,367
Other accrued expenses	23,922	18,839
Total current liabilities	114,281	102,042

Deferred rent	13,241	16,075
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares – 2,000,000 Issued and outstanding shares – none	-	-
Class A Common Stock, $.01 par value: Authorized shares – 46,000,000 Issued and outstanding shares – 12,414,490 at December 29, 2013 and March 31, 2013	124	124
Class B Common Stock, $.01 par value: Authorized shares – 2,000,000 Issued and outstanding shares – 1,775,821 at December 29, 2013 and March 31, 2013	18	18
Additional paid-in capital	37,489	37,318
Accumulated deficit	(26,644)	(22,210)
Total stockholders’ equity	10,987	15,250
Total liabilities and stockholders’ equity	$138,509	$133,367

Sport Chalet, Inc.

Consolidated Statements of Cash Flows

	39 weeks ended
	December 29, 2013	December 30, 2012
	(in thousands)
Operating activities
Net loss	$(4,434)	$(1,022)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,368	6,215
Gain on disposal of property and equipment	(55)	(16)
Share-based compensation	171	207
Changes in operating assets and liabilities:
Accounts receivable	194	(5,272)
Merchandise inventories	(6,790)	(11,870)
Prepaid expenses and other current assets	60	(15)
Accounts payable	7,141	16,639
Salaries and wages payable	1,523	2,365
Other accrued expenses	4,392	4,984
Deferred rent	(2,834)	(2,273)
Net cash provided by operating activities	5,736	9,942

Investing activities
Purchase of fixed assets	(4,203)	(980)
Proceeds from sale of assets	56	16
Net cash used in investing activities	(4,147)	(964)

Financing activities
Proceeds from bank borrowing	283,292	279,734
Repayment of bank borrowing	(283,688)	(283,656)
Net cash provided by financing activities	(396)	(3,922)

Increase in cash and cash equivalents	1,193	5,056
Cash and cash equivalents at beginning of period	3,775	2,811
Cash and cash equivalents at end of period	$4,968	$7,867

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,651	$1,558
Income tax	$2	$2

Supplemental disclosure of non-cash investing and financing activities
Purchases of fixed assets on credit	$285	$983
Fixed assets acquired under capital leases	$691	$524